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Fredrik Wiklund

Senior Director, Investor Relations &

Corporate Development

(650) 624-4992

fredrik.wiklund@tercica.com

Tercica Reports Third Quarter 2007 Financial Results

-- Somatuline Depot launched in the U.S. for the treatment of Acromegaly--

--Increlex has now been prescribed for more than 1,000 patients--

BRISBANE, Calif. (Nov. 1, 2007) - Tercica, Inc. (Nasdaq: TRCA) today announced financial results for the quarter ended September 30, 2007. Net product sales totaled $2.9 million, compared with $316,000 in the third quarter of 2006. Total net revenues for the quarter totaled $23.4 million, including a licensing milestone of $20.3 million in connection with the marketing authorization of Increlex® 10 mg/ml solution for injection in the European Union pursuant to the Increlex® License Agreement with Ipsen. Net profit for the quarter was $3.4 million, or $0.07 per share, compared with a net loss of $13.1 million, or $0.35 per share, for the third quarter of 2006. Total costs and expenses were $19.1 million for the quarter ended September 30, 2007, compared with $14.2 million for the same period in 2006.

Tercica reported product sales of $6.0 million for the nine months ended September 30, 2007. Total net revenues for the nine months ended September 30, 2007, including the licensing milestone of $20.3 million, were $26.9 million. Net loss for the first nine months of 2007 was $21.8 million, or $0.43 per share, compared with $42.0 million, or $1.14 per share, for the first nine months of 2006. Total costs and expenses for the nine months ended September 30, 2007 were $50.4 million, compared with $45.1 million for the same period in 2006.

Cash, cash equivalents and short-term investments as of September 30, 2007 were $127.7 million, compared with $98.0 million as of June 30, 2007.

"Along with continued positive commercial momentum for Increlex, we achieved two major corporate milestones in the third quarter when Somatuline Depot was approved in the United States for the treatment of acromegaly and Increlex was granted marketing authorization in the European Union for severe Primary IGFD," said John A. Scarlett, M.D., Tercica's President and Chief Executive Officer. "With our launch of Somatuline Depot, Tercica has now become a well-balanced biotechnology company with two commercial products and an exciting pipeline that includes our next-generation growth hormone products targeting an existing billion dollar market opportunity," added Dr. Scarlett.

Recent Highlights and Updates

Increlex®

  On August 3, 2007, the European Commission granted marketing authorization for Increlex®. The authorized indication is for the long-term treatment of growth failure in children and adolescents with severe primary insulin-like growth factor-1 deficiency.

  The European Medicines Agency (EMEA) has granted Increlex® orphan drug exclusivity for the treatment of severe Primary IGFD, providing a 10-year period of marketing exclusivity for the approved indication.

  Increlex® net product sales increased 39% to $2.9 million in the third quarter of 2007, compared with $2.0 million in the second quarter of 2007.

  A major commercial milestone was achieved when Increlex® was prescribed for the 1,000th patient with short stature.

  As of September 30, 2007, a cumulative total of over 600 patients had received reimbursement approval.

  As of September 30, 2007, 307 physicians, or more than 60% of the pediatric endocrinologists to whom we promote, had prescribed Increlex®.

Somatuline® Depot

  On August 30, 2007, Tercica received notice of approval from the U.S. Food and Drug Administration (FDA) for marketing Somatuline® Depot (lanreotide) Injection 60, 90 and 120 mg/ml in the United States for the treatment of acromegaly.

  The FDA has granted Somatuline® Depot orphan drug exclusivity for the treatment of acromegaly, providing a seven-year period of marketing exclusivity.
  In the third quarter, the company completed the planned expansion of its sales force to launch Somatuline® Depot which will soon be available for commercial use in the United States.
  Enrollment began in the SALSA study, which is an open-label clinical study of Somatuline® Depot designed to assess self or partner administration in American patients with acromegaly. A similar study was conducted previously in the United Kingdom.

Financial

  In connection with Tercica's Increlex® license with Ipsen, the marketing authorization of Increlex® in the European Union triggered a 15 million (Euros) (approximately $19.3 million, net of withholding taxes) milestone payment by Ipsen to Tercica. Pursuant to our Somatuline® Depot license with Ipsen, the FDA approval of Somatuline® Depot triggered issuance of two notes by Tercica to Ipsen. The first note is a 30 million (Euros) note (convertible into Tercica common stock at a conversion price of 5.92 (Euros)). The second note is a $15 million note (convertible into Tercica common stock at $7.41). The 30 million (Euros) note was issued to Ipsen in lieu of the milestone payment of 30 million (Euros) from Tercica to Ipsen that was triggered by the FDA approval of Somatuline® Depot. The $15 million note was issued to Ipsen for cash.

  In connection with the Genentech Combination Product Development and Commercialization Agreement entered into in July 2007 and a stock purchase by Ipsen, Tercica received cash proceeds of $6.9 million from share issuance to Genentech and Ipsen in the third quarter.

  With the receipt of the cash proceeds associated with the sale of equity and the $15 million convertible note, Tercica finished the quarter with $127.7 million in cash. Tercica now expects to end 2007 with approximately $110 million in cash.

  Tercica affirmed its expectation that 2007 Increlex® revenues will total approximately $9-10 million.

Conference Call and Webcast Information

Tercica's senior management team will review third quarter financial results via a conference call and webcast today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To access the live teleconference, please dial 888-803-8296 (U.S.) or 706-634-1250 (international), and reference the conference ID# 20286721. To access the webcast, please go to the Events page on the Investors section of the Company's Web site at www.tercica.com.

A telephone replay will be available approximately two hours after the call for 48 hours by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation number 20286721. A replay of the webcast will be available on the Company's Web site for 21 days at www.tercica.com.

About Tercica

Tercica is a biopharmaceutical company committed to improving endocrine health by partnering with the endocrine community to develop and commercialize new therapeutics for pediatric and adult growth disorders, and for adult metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company's prospects and expectations, including without limitation, that the Company expects to end 2007 with approximately $110 million in cash, that 2007 Increlex® revenues will be $9-10 million, and that Somatuline® Depot will soon be available for commercial use in the United States. Because Tercica's forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties related to the following: (i) there may be significant unexpected expenditures; and (ii) sales of Increlex® may be less than expected due to physician discretion or adverse events; and (iii) the FDA may hold the first shipments of Somatuline® Depot pending their inspection; and (iv) the risks and uncertainties disclosed from time- to-time in reports filed by Tercica, including most recently Tercica's Form 10-Q for the quarter ending June 30, 2007 filed with the SEC on August 2, 2007. Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

TERCICA, INC.

(In thousands, except per share data)

(Unaudited)
Statements of Operations	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net revenues
Net product sales	$ 2,851	$ 316	$ 5,990	$ 567
License revenue	20,537	-	20,925	-

Total net revenues	23,388	316	26,915	567

Costs and expenses:
Cost of sales	2,096	516	4,248	1,156
Research and development*	5,588	3,513	14,601	12,739
Selling, general and administrative*	11,409	10,162	31,562	31,252
Total costs and expenses	19,093	14,191	50,411	45,147

Income (loss) from operations	4,295	(13,875)	(23,496)	(44,580)

Interest expense	334	-	712	-
Interest and other income, net	1,429	812	4,397	2,564
Other expense	951	-	951	-

Income (loss) before income taxes	4,439	(13,063)	(20,762)	(42,016)
Provision for income taxes	1,017	-	1,017	-

Net income (loss)	$ 3,422	$ (13,063)	$ (21,779)	$ (42,016)

Basic net gain (loss) per share	$ 0.07	$ (0.35)	$ (0.43)	$ (1.14)
Shares used to compute basic net gain (loss) per share	51,041	37,550	50,458	36,906

Diluted net gain (loss) per share	$ 0.07	$ (0.35)	$ (0.43)	$ (1.14)
Shares used to compute diluted net gain (loss) per share	51,345	37,550	50,458	36,906

* Includes non-cash stock-based compensation expense as follows:
Research and development	$ 405	$ 525	$ 1,454	$ 1,502
Selling, general and administrative	1,086	1,027	3,173	2,814
Total	$ 1,491	$ 1,552	$ 4,627	$ 4,316

	September 30,	December 31,
	2007	2006

Balance Sheet Data
Cash, cash equivalents and short-term investments	$ 127,749	$ 125,575
Restricted short-term investments	340	340
Total assets	189,072	137,687
Total liabilities	108,918	47,756
Total stockholders' equity	80,154	89,931

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